Exhibit 10.1
THIRD AMENDMENT TO LEASE
THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made and entered into effective as of August 25, 2021 (the “Effective Date”), by and between GOOGLE LLC, a Delaware limited liability company (“Landlord”), and C3.AI, INC., a Delaware corporation (“Tenant”).
R E C I T A L S:
A.    Landlord and Tenant (formerly known as C3 IOT, Inc.) are parties to that certain Lease (as defined below), pursuant to which Landlord is currently leasing to Tenant, and Tenant is currently leasing from Landlord, certain space (the “Existing Premises”) containing approximately 84,377 rentable square feet located on the second (2nd), fourth (4th) and fifth (5th) floors of that certain building addressed as 1300 Seaport Boulevard, Redwood City, California (the “1300 Building”). As used herein, “Lease” shall mean and refer, collectively, to the following document(s):
i.    Triple Net Space Lease dated as of October 28, 2011 (the “Original Lease”), between VII Pac Shores Investors, LLC (as predecessor-in-interest to Landlord), and C3, LLC;
ii.    First Amendment to Lease dated as of April 4, 2017, between Landlord (formerly known as “Google Inc., a Delaware corporation”), and C3 IOT, Inc., a Delaware corporation (“C3 IOT”) (as successor by merger and name change to “C3, LLC”); and
iii.    Second Amendment to Lease dated as of November 7, 2017, between Landlord, and C3 IOT (as predecessor-in-interest to Tenant) ("Second Amendment").
B.    The Lease Term is currently scheduled to occur on September 30, 2022 (the “Term Expiration Date”).
C.    Concurrently with entering into this Amendment, Landlord’s affiliate, DWF IV 1400-1500 Seaport Blvd, LLC, a Delaware limited liability company (“1400 Landlord”), and Tenant have entered into a separate lease (the “1400 Lease”) for space within that certain building addressed as 1400 Seaport Boulevard, Redwood City, California (the “1400 Building”). Pursuant to the 1400 Lease, 1400 Landlord has agreed to use commercially reasonable efforts to deliver to Tenant a portion of the 1400 Building referred to therein as “Phase 1” on or before January 1, 2022, but Landlord and Tenant acknowledge and agree that delivery of “Phase 1” may occur later, subject to the terms and conditions of the 1400 Lease. The date that 1400 Landlord delivers to Tenant “Phase 1” is referred to therein as the “Phase 1 Lease Commencement Date”.
D.    Landlord and Tenant now desire to amend the Lease: (i) to expand the Existing Premises to include that certain space within the 1300 Building containing approximately 15,183 rentable square feet, identified as “C3” on Exhibit A attached hereto (the “Expansion Space”); and (ii) to modify various terms and provisions of the Lease, all as hereinafter provided.
A G R E E M E N T :
NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Capitalized Terms. All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Amendment.
2.    Expansion Space.
2.1    Addition of Expansion Space. Commencing on the Effective Date of this Amendment (also referred to herein as the “Expansion Space Commencement Date”), the Existing Premises shall be expanded to include the Expansion Space, which Expansion Space shall be leased on the same terms and conditions set forth in the Lease, as hereby amended. From and after the Expansion Space Commencement Date, the Existing Premises and the Expansion Space shall be collectively referred to as the “Premises” and shall contain a total of approximately 99,560 rentable square feet. Notwithstanding anything in the Lease to the contrary, Tenant shall use the Expansion Space solely for general office purposes. Tenant shall directly provide janitorial services for the Expansion Space.
2.2    Expansion Space Term. The lease term for the Expansion Space (the “Expansion Space Term”) shall commence on the Expansion Space Commencement Date and shall expire coterminously with the lease term for the Existing Premises on September 30, 2022 (i.e., the Term Expiration Date), subject to extension pursuant to Section 3 below.
2.3    Base Rent for Expansion Space. During the Expansion Space Term, Tenant shall pay monthly installments of Base Rent to Landlord for the Expansion Space as set forth in the following schedule:

Period of Expansion Space Term	Monthly Installment of Base Rent for Expansion Space
Expansion Space Commencement Date – 09/30/21	$61,339.32
10/01/21 – Term Expiration Date*	$63,161.28
*Subject to extension pursuant to Section 3 below.
2.4    Tenant’s Share for Expansion Space. Tenant shall continue to pay Tenant’s Share of Operating Expenses in accordance with the terms of the Lease; provided, however, notwithstanding anything to the contrary contained in the Lease, as hereby amended, from and after the Expansion Space Commencement Date, as a result of the addition of the Expansion Space to the Existing Premises pursuant to the applicable provisions of this Amendment above, Tenant’s Share of Building 8 items shall be revised to equal 60.44% (i.e., 99,560 rentable square feet within the Existing Premises and the Expansion Space divided by 164,732 rentable square feet within Building 8) and Tenant’s Share of Project items shall be 5.95% (i.e., 99,560 rentable square feet within the Existing Premises and the Expansion Space divided by 1,672,073 rentable square feet within the Project).
2.5    Delivery of Expansion Space; Condition of Premises. Landlord shall deliver the Expansion Space to Tenant no later than one (1) business day after the mutual execution and delivery of this Amendment in its current “AS IS” condition as of the Effective

Date. Tenant (i) shall continue to accept and occupy the Existing Premises and the Building, in their current “AS IS” condition as of the Effective Date, and (ii) shall accept the Expansion Space in its current “AS IS” condition as of the Effective Date, without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to the Existing Premises or the Expansion Space, except as otherwise expressly set forth in the Lease, as hereby amended.
2.6    No Access Space. Notwithstanding the expansion of the Premises to include the Expansion Space, Landlord and Tenant acknowledge and agree that Tenant shall have no right to use or access that portion of the Expansion Space identified as “No Access” on Exhibit A attached hereto (the “No Access Space”). Without limiting the foregoing, Tenant shall have no right to use any of the kitchen equipment within such “No Access” space. Landlord reserves the right, exercisable without notice, except as provided herein, and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent under the Lease, as hereby amended, or affecting any of Tenant's obligations under the Lease, as hereby amended, to enter the No Access Space for any purpose (including, without limitation, to monitor Tenant's compliance with the terms of this Section and to inspect the No Access Space); provided, however, that Landlord shall provide Tenant with reasonable prior notice of any entry into the No Access Space. Notwithstanding anything in the Lease to the contrary, Tenant shall have no responsibility to maintain, repair or replace any kitchen equipment located within the No Access Space.
3.    Conditional Extension of Lease Term. In the event that the “Phase 1 Lease Commencement Date” under the 1400 Lease has not occurred on or before January 1, 2022, then the Lease Term and Expansion Space Term under the Lease shall be automatically extended (the “Extended Expiration Date”) one day for each day until the occurrence of the Phase 1 Lease Commencement Date. The period from the Term Expiration Date through the Extended Expiration Date is referred to herein as the “Extended Term”. The Extended Term shall be on all of the same terms and conditions as set forth in the Lease, as hereby amended. For the avoidance of doubt, the Base Rent payable by Tenant during the Extended Term shall continue to be as set forth in the Lease, as hereby amended. By way of illustration, but not by limitation, if the Phase 1 Lease Commencement Date occurs 180 days after January 1, 2022, the Lease Term and the Expansion Space Term shall be extended by an equivalent 180 days. In the event that Tenant exercises the Tenant Termination Right under the 1400 Lease, Tenant shall have no further rights hereunder to extend the Lease Term or Expansion Space Term beyond the Extended Expiration Date as determined under this Section 3 immediately prior to such exercise.
4.    Statutory CASp Disclosure.· For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither the Existing Premises nor the Expansion Space have undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, the Building and/or the Project to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord within thirty (30) days after the Expansion Space Commencement Date, with respect to the Expansion Space; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days’ prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, the Building or the Project in any way, (4) in accordance with all of the provisions of the Lease applicable to Tenant contracts for construction, and (5) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports and/or certificates prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) Landlord shall be an express third party beneficiary of Tenant’s contract with the CASp, and any CASp Reports shall be addressed to both Landlord and Tenant; (D) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant’s receipt thereof; (E) any information generated by the CASp inspection and/or contained in the CASp Reports shall not be disclosed by Tenant to anyone other than (I) contractors, subcontractors and/or consultants of Tenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II) any governmental entity, agency or other person, in each instance to whom disclosure is required by law or by regulatory or judicial process; (F) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection; and (G) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and/or the Project located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant’s receipt of an invoice therefor from Landlord.
5.    Brokers. Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, other than CBRE, Inc., representing Landlord (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Landlord shall be solely responsible for paying any commission owed to the Broker in connection with this Amendment pursuant to the terms and conditions set forth in a separate written agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by the indemnifying party in connection with this Amendment. The provisions of this Section 5 shall survive the expiration or earlier termination of the Lease.
6.    Authority. If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in

California and that Tenant has full right and authority to execute and deliver this Amendment and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after Landlord’s written request, deliver to Landlord satisfactory evidence of such authority, and, upon demand by Landlord, Tenant shall also deliver to Landlord satisfactory evidence of: (i) good standing in Tenant’s state of formation; and (ii) qualification to do business in California.
7.    Counterparts. This Amendment may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Amendment shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.
8.    No Options. Notwithstanding anything to the contrary contained in the Lease, as hereby amended, Tenant hereby acknowledges and agrees that: (i) Tenant has no (A) options to extend or renew the Lease, except as set forth in Section 3 above, (B) early termination options, (C) options or rights to expand the Premises or to lease additional space in the real property of which the Premises are a part, (D) rights of first offer and/or rights of first refusal to lease any space in the real property of which the Premises are a part, and (E) options or preferential rights to purchase all or any portion of the Premises or the real property of which the Premises are a part, nor any other rights or interests with respect to the Premises or the real property of which the Premises are a part, other than as “Tenant” under the Lease and the 1400 Lease; and (ii) Tenant is not entitled to any improvement allowance, free or abated rent or any other concessions under the Lease. Section 17 of the Original Lease (Right of First Refusal) is hereby deleted in its entirety and of no further force or effect. Notwithstanding anything to the contrary contained in the Lease, as hereby amended, Landlord hereby acknowledges and agrees that Section 7 of the Second Amendment (Landlord Early Termination Right; Expansion Space) is hereby deleted in its entirety and of no further force or effect.
9.    No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.
10.    Attorneys’ Fees. Notwithstanding anything to the contrary contained in the Lease, should any claim, action or proceeding (including, for the avoidance of doubt, any appeals of a claim, action or proceeding) be commenced between the parties hereto concerning any provision of this Lease, or the rights or duties of any person or entity in relation thereto, each party shall bear its own fees and costs (including, without limitation, attorneys’ fees, accounting fees, expert witness fees, consulting fees, court costs, and all other costs) to the extent incurred in prosecuting or defending such claim, action, or proceeding against the other party. Nothing in this Section shall be construed to limit a party’s obligation, as may be set forth elsewhere in the Lease, to indemnify another from any fees or costs (including, without limitation, attorneys’ fees, accounting fees, expert witness fees, consulting fees, court costs, and all other costs), except to the extent incurred by the indemnified party in an action brought against the indemnifying party to enforce such indemnification provisions under the Lease.
11.    Governing Law; Venue. Notwithstanding anything to the contrary contained in the Lease, the Lease, as hereby amended, is governed by, and shall be interpreted under, the laws of the State of California. Notwithstanding anything to the contrary contained in the Lease, venue for any litigation arising out of the Lease, as hereby amended, shall be a court of competent jurisdiction in Santa Clara County, California, or if no court of competent jurisdiction exists there, then the next nearest court of competent jurisdiction.
12.    Coordination with 1400 Lease. Nothing in this Amendment shall modify any of the terms and conditions of the 1400 Lease, and nothing in the 1400 Lease shall modify any of the terms and conditions of the Lease, as hereby amended. The 1400 Lease is referred to herein solely for the purpose of calculating the Extended Term, if applicable, pursuant to Section 3 above.
[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first above written.

LANDLORD: GOOGLE LLC, a Delaware limited liability company By: /s/ David Radcliffe Name: David Radcliffe Title: Vice President, Real Estate
TENANT:
C3.AI, INC.,
a Delaware corporation

By: /s/ Thomas M. Siebel
Name: Thomas M. Siebel
Title: Chief Executive Officer and Chairman

By: /s/ Brady D. Mickelsen
Name: Brady D. Mickelsen
Title: Senior Vice President and General Counsel

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